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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.   20549



                                    FORM 8-K


                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported)  March 3, 1998


                           PATTERSON ENERGY, INC.

           (Exact name of registrant as specified in its charter)


         DELAWARE                   0-22664                  75-2504748
(State or other jurisdiction      (Commission             (I.R.S. Employer
     of incorporation)            File Number)            Identification No.)



4510 LAMESA HIGHWAY, SNYDER, TEXAS                                     79549
(Address of principal executive offices)                             (Zip Code)


                               (915) 573-1104
            (Registrant's telephone number, including area code)


                                  No Change
              (Former name or former address, if changed since last report.)
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ITEM 5.    OTHER EVENTS.

         On March 3, 1998 the Registrant issued the following press release:

        PATTERSON ENERGY, INC. REPORTS RECORD RESULTS FROM OPERATIONS
                           IN FOURTH QUARTER 1997

Snyder, Texas, March 3, 1998 Patterson Energy, Inc. (Nasdaq/NM: PTEN) today announced record levels of operating revenues and net income for its fiscal year
and related quarter ended December 31, 1997.   For the year ended 1997, net
income was $22.2 million, or $0.75 per diluted share, as compared to 1996 net income of $4.3 million, or $0.21 per diluted share. Earnings per share information reflects 2-for-1 stock splits effect in July 1997 and January 1998. Operating revenues in 1997 totaled $191 million, an increase of 127% over 1996 operating revenues of $84 million. The increase in operating revenues and net income was largely attributable to the addition of 35 fully-operable rigs to Patterson's contract drilling fleet through the successful consummation of five separate acquisitions during 1997.

Patterson attained an average rig utilization rate of 89% during 1997 resulting in contract drilling revenues of $178 million, an increase of 141% over 1996 drilling revenues of $74 million. Direct drilling costs were 72% of related drilling revenues as compared to 81% in 1996. Earnings before interest expense, taxes, depreciation, depletion and amortization (EBITDA) was $54 million in 1997 as compared to $14 million in 1996, an increase of 286%.

For the quarter ended December 31, 1997, Patterson had operating revenues of $61 million with net income of $8.4 million, or $0.27 per diluted share, as compared to net income of $2.1 million, or $0.10 per diluted share, on operating revenues of $28.7 million for the same period ended in 1996. EBITDA for the fourth quarter of 1997 increased 265% to $18.6 million as compared to EBITDA of $5.1 million for the fourth quarter of 1996.

Contract drilling revenues increased 125% to $58 million for the three months ended December 31, 1997 over the same period ended in 1996. Direct drilling costs were 68% of related drilling revenues in the fourth quarter of 1997, compared to 80% experienced in the year earlier period.

Cloyce Talbott, Chairman and Chief Executive Officer of the Company, said that management is very pleased with the 1997 operating results, considering that most of the acquisitions in 1997 were in the second half of the year. Additionally, he pointed out the improved financial strength of the Company with working capital of $46.4 million in 1997 compared to $17.6 million in 1996. However, Mr. Talbott stated that the Company is seeing a weakness in the land drilling rig market during the first quarter of 1998. Lower commodity prices, in particular oil prices, are causing a weakness in demand for land rigs, which have affected utilization rates and created downward pressure on the Company's drilling rates. The weakness began in December and Mr. Talbott stated he does not expect that the situation will improve without an improvement in the commodity prices.

Patterson Energy, Inc., a Snyder, Texas based energy company, is one of the leading providers of domestic land drilling services to major independent oil and natural gas companies and, to a lesser extent, is engaged in the development, exploration, acquisition and production of oil and natural gas. Patterson currently owns 114 drilling rigs (108 of which are currently operable) and focuses its operations primarily in Texas and southeast New Mexico.

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CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS




                                                 Three months ended                  Twelve months ended
                                                    December 31,                        December 31,
                                                1996            1997                 1996            1997

 Revenues
          Drilling                             $   25,866      $   58,125          $   73,590      $  178,332

          Other                                     2,787           3,161              10,117          12,445

 Total Revenues                                    28,653          61,286              83,707         190,777

 Operating income                                   2,796          13,148               4,754          33,321

 Net income                                    $    2,141      $    8,443          $    4,271      $   22,240

 Net income per share:

          Basic                                $     0.11      $     0.28          $     0.22      $     0.78

          Fully diluted                        $     0.10      $     0.27          $     0.21      $     0.75

 Average shares outstanding                        19,477          30,230              19,167          28,492

 Fully diluted shares outstanding                  20,396          31,730              20,086          29,558

CONDENSED CONSOLIDATED BALANCE SHEET

                                                             December 31, 1996              December 31, 1997
 Current assets                                                     $   35,481                     $   75,545

 Property & equipment                                                   51,308                         99,824

 Total assets                                                           87,913                        201,731


 Current liabilities                                                    17,889                         29,168

 Notes payable, less current maturities                                 25,732                         21,783

 Total stockholders' equity                                             43,482                        148,768

 Total liabilities and stockholders' equity                         $   87,913                     $  201,731


For further information, contact:
Patterson Energy, Inc.
Cloyce A. Talbott, Chairman and Chief Executive Officer
James C. Brown, Vice President Finance and Chief Financial Officer
(915) 573-1104


Shimmerlik Corporate Communications, Inc.
Warren M. Shimmerlik
New York, NY
(212) 247-5200



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                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        PATTERSON ENERGY, INC.


Date: March 3, 1998                     By:  /s/ JAMES C. BROWN
                                           -----------------------------------
                                            James C. Brown
                                            Vice-President-Finance
















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